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EXHIBIT 21
LIST OF SUBSIDIARIES
July 31, 1995

PCT Office Company

PCT Shopping Center Company

PCT Biscayne Center, Inc.

PCT Clayton, Inc.

East Ridge Apartment Company, Inc.

Friendship Avenue Office Company, Inc.

Chicago Hotel Company, Inc.

San Francisco Hotel Company, Inc.

Cincinnati Hotel Company, Inc.

Houston Southwest Apartments, Inc.